Exhibit 99.1

Global Medical REIT Announces Second Quarter 2022 Financial Results

Invests $74 Million in Medical Real Estate During Second Quarter and $121 Million Year-to-Date,

with an additional $50 Million Under Contract

Adds $150 Million Delayed-Draw Term Loan to Credit Facility

Bethesda, MD – August 3, 2022 – (BUSINESS WIRE) – Global Medical REIT Inc. (NYSE: GMRE) (the “Company” or “GMRE”), a net-lease medical office real estate investment trust (REIT) that owns and acquires purpose-built healthcare facilities and leases those facilities to strong healthcare systems and groups with leading market share, today announced financial results for the three and six months ended June 30, 2022 and other data.

Second Quarter 2022 Highlights

•	Net income attributable to common stockholders was $2.2 million, or $0.03 per diluted share, as compared to $2.6 million, or $0.04 per diluted share, in the comparable prior year period.
•	Funds from Operations (“FFO”) of $16.4 million, or $0.24 per share and unit, as compared to $14.1 million, or $0.22 per share and unit, in the comparable prior year period.
•	Adjusted Funds from Operations (“AFFO”) of $17.6 million, or $0.25 per share and unit, as compared to $15.0 million, or $0.23 per share and unit, in the comparable prior year period.
•	Increased total revenue 19.2% year-over-year to $33.7 million, primarily driven by the Company’s acquisition activity.
•	Completed five acquisitions encompassing an aggregate 255,126 leasable square feet, for an aggregate purchase price of $74.1 million and a weighted average cap rate of 6.9%.
•	Generated $1.9 million in gross proceeds from “at-the-market” (“ATM”) equity issuances at an average offering price of $16.24 per share.

Six Month and Other 2022 Highlights

•	Net income attributable to common stockholders was $4.9 million, or $0.07 per diluted share, as compared to $4.3 million, or $0.08 per diluted share, in the comparable prior year period.
•	FFO of $32.4 million, or $0.47 per share and unit, as compared to $26.8 million, or $0.44 per share and unit, in the comparable prior year period.
•	AFFO of $34.4 million, or $0.49 per share and unit, as compared to $28.6 million, or $0.47 per share and unit, in the comparable prior year period.
•	Increased total revenue 17.9% year-over-year to $65.6 million, primarily driven by the Company’s acquisition activity.
•	Completed nine acquisitions encompassing an aggregate 335,907 leasable square feet, for an aggregate purchase price of $98.1 million and a weighted average cap rate of 7.0%. Subsequent to quarter end, completed two acquisitions, encompassing an aggregate 133,380 leasable square feet, for an aggregate purchase price of $23.3 million at a weighted average cap rate of 7.3%.

•	Generated $10.3 million in gross proceeds from ATM equity issuances at an average offering price of $17.15 per share.
•	On August 1, 2022 amended credit facility to (i) add a new $150 million delayed-draw term loan with a maturity date of February 1, 2028, (ii) extend the maturity of the revolver component of the credit facility from May 2025 to August 2026 with two six-month company-controlled extension options, and (iii) transition all LIBOR-based loans under the credit facility to SOFR-based loans.

Jeffrey M. Busch, Chairman, Chief Executive Officer and President stated, “Our second quarter results reflect the continued strength of our portfolio and tenants. Additionally, we were able to continue to grow the portfolio by acquiring $74 million of properties during the quarter. We also increased our borrowing capacity by $150 million through our new, delayed-draw term loan that was recently added to our credit facility, providing us additional flexibility as we continue to selectively source growth opportunities. As we look to the back half of the year, we believe our portfolio will continue to perform well and that we will continue to grow accretively.”

Financial Results

Rental revenue for the second quarter 2022 increased 19.4% year-over-year to $33.7 million, reflecting the growth in the Company’s portfolio. Second quarter 2022 rental revenue includes $4.4 million of net lease expense recoveries, compared to $2.4 million in the comparable prior year period.

Total expenses for the second quarter were $29.9 million, compared to $24.1 million for the comparable prior year period, primarily reflecting higher operating, depreciation, and amortization expenses due primarily to the growth in the Company’s portfolio.

Interest expense for the second quarter was $5.4 million, compared to $5.0 million for the comparable prior year period. This change reflects the impact of a higher average borrowings compared to the prior year period.

Net income attributable to common stockholders for the second quarter totaled $2.2 million, or $0.03 per diluted share, compared to $2.6 million, or $0.04 per diluted share, in the comparable prior year period.

The Company reported FFO of $16.4 million, or $0.24 per share and unit, and AFFO of $17.6 million, or $0.25 per share and unit, for the second quarter, which compares to FFO of $14.1 million, or $0.22 per share and unit, and AFFO of $15.0 million, or $0.23 per share and unit, in the comparable prior year period.

Investment Activity

During the second quarter of 2022, the Company completed five acquisitions, encompassing an aggregate 255,126 leasable square feet, for an aggregate purchase price of $74.1 million at a weighted average cap rate of 6.9%.

Since July 1, 2022, the Company completed two acquisitions, encompassing an aggregate 133,380 leasable square feet, for an aggregate purchase price of $23.3 million at a weighted average cap rate of 7.3%. As of August 3, 2022, the Company had four properties under contract to purchase for an aggregate purchase price of $49.8 million and an estimated weighted average cap rate of 7.4%. These properties are currently in the due diligence period, and we can make no assurances that these acquisitions will close on a timely basis or at all.

In July 2022, the Company sold its medical office building located in Germantown, Tennessee receiving gross proceeds of $17.9 million, resulting in an estimated gain on sale of $6.8 million. Additionally, in October 2021, the Company entered into a contract to sell one of its four medical office buildings in Belpre, Ohio for gross proceeds of $44.6 million (the “Belpre Property”). On June 24, 2022, the potential purchaser of the Belpre Property terminated its contract with the Company to purchase the Belpre Property.

Portfolio Update

As of June 30, 2022, the Company’s portfolio was 96.5% occupied and comprised of 4.7 million leasable square feet with an annualized base rent of $109.1 million. The decrease in occupancy from 97% as of March 31, 2022 was based entirely on certain properties acquired during the second quarter that were not fully leased. We expect to increase the occupancy in these properties over the next year. As of June 30, 2022, the weighted average lease term for the Company’s portfolio was 6.7 years with weighted average annual rental escalations of 2.1%, and the Company’s portfolio rent coverage ratio was 5.0 times.

Balance Sheet and Equity Issuances

At June 30, 2022, total debt outstanding, including outstanding borrowings on the credit facility and notes payable (both net of unamortized debt issuance costs), was $659.7 million and our leverage was 46.2%. As of June 30, 2022, the Company’s debt carried a weighted average interest rate of 3.14% and a weighted average remaining term of 3.8 years.

On August 1, 2022, the Company amended its credit facility to, among other things, (i) add a new $150 million delayed-draw term loan component to the facility with a maturity date of February 1, 2028, (ii) extend the maturity date of the revolver component of the credit facility from May 2025 to August 2026 with two six-month company-controlled extension options, and (iii) transition all LIBOR-based loans under the credit facility to SOFR-based loans.

Specifically, current loans based on LIBOR-based interest rates were transitioned to a SOFR-based interest rate equal to term SOFR plus a related spread adjustment of 10 basis points and a borrowing spread based on the current pricing grid in the credit facility. When drawn, the interest rate on the new term loan will also be equal to term SOFR plus a related spread adjustment of 10 basis points and a borrowing spread based on the current pricing grid in the credit facility. In addition, the Company may be entitled to a temporary reduction in the interest rate of two basis points provided the Company meets certain to be agreed upon sustainability goals.

The Joint Lead Arrangers and Joint Book Runners for the credit facility amendment are JPMorgan Chase Bank, N.A., BMO Capital Markets Corp., Wells Fargo Securities, LLC, Citizens Bank, N.A., KeyBanc Capital Markets Inc. and Truist Securities, Inc. JPMorgan Chase Bank, N.A. serves as Administrative Agent and Sustainability Structuring Agent, BMO Capital Markets Corp. and Wells Fargo Bank, N.A. serve as Syndication Agents, Citizens Bank, N.A., KeyBank National Association and Truist Bank serve as Documentation Agents and Huntington National Bank serves as Senior Managing Agent for the facility. Associated Bank, National Association, M&T Bank and Stifel also participate in the credit facility.

As of August 3, 2022, the Company’s borrowing capacity under the credit facility was $273 million, which includes $123 million of borrowing capacity under the revolver component of the credit facility and the new $150 million delayed-draw term loan component, which has not been drawn upon. After closing the credit facility amendment, the Company’s pro-forma weighted average remaining term of its debt, assuming the new term loan is drawn, is 4.3 years.

In addition, on August 2, 2022, the Company entered into $150 million of forward starting interest rate swaps that commence in October 2022 and mature in January 2028 that will fix the SOFR component on the new term loan through January 2028 at 2.54%. At our current leverage, including the 10 basis point spread adjustment noted herein, our interest rate on the new term loan will be 4.13%.

During the quarter ended June 30, 2022, the Company issued 0.1 million shares of its common stock through its ATM program at an average offering price of $16.24 per share, generating gross proceeds of $1.9 million. From July 1, 2022 through August 3, 2022, the Company did not issue any shares under its ATM program.

Dividends

On June 10, 2022, the Board of Directors (the “Board”) declared a $0.21 per share cash dividend to common stockholders and unitholders of record as of June 24, 2022, which was paid on July 8, 2022, representing the Company’s second quarter 2022 dividend payment. The Board also declared a $0.46875 per share cash dividend to holders of record as of July 15, 2022 of the Company’s Series A Preferred Stock, which was paid on August 1, 2022. This dividend represented the Company’s quarterly dividend on its Series A Preferred Stock for the period from April 30, 2022 through July 30, 2022.

SUPPLEMENTAL INFORMATION

Details regarding these results can be found in the Company’s supplemental financial package available on the Investor Relations section of the Company’s website at http://investors.globalmedicalreit.com/.

CONFERENCE CALL AND WEBCAST INFORMATION

The Company will host a live webcast and conference call on Thursday, August 4, 2022 at 9:00 a.m. Eastern Time. The webcast is located on the “Investor Relations” section of the Company’s website at http://investors.globalmedicalreit.com/.

To Participate via Telephone:

Dial in at least five minutes prior to start time and reference Global Medical REIT Inc.

Domestic: 1-877-704-4453

International: 1-201-389-0920

Replay:

An audio replay of the conference call will be posted on the Company’s website.

NON-GAAP FINANCIAL MEASURES

General

Management considers certain non-GAAP financial measures to be useful supplemental measures of the Company's operating performance. For the Company, non-GAAP measures consist of Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre” and “Adjusted EBITDAre”), FFO and AFFO. A non-GAAP financial measure is generally defined as one that purports to measure financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable measure determined in accordance with GAAP.  The Company reports non-GAAP financial measures because these measures are observed by management to also be among the most predominant measures used by the REIT industry and by industry analysts to evaluate REITs. For these reasons, management deems it appropriate to disclose and discuss these non-GAAP financial measures.

The non-GAAP financial measures presented herein are not necessarily identical to those presented by other real estate companies due to the fact that not all real estate companies use the same definitions. These measures should not be considered as alternatives to net income, as indicators of the Company's financial performance, or as alternatives to cash flow from operating activities as measures of the Company's liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of the Company's needs. Management believes that in order to facilitate a clear understanding of the Company's historical consolidated operating results, these measures should be examined in conjunction with net income and cash flows from operations as presented elsewhere herein.

FFO and AFFO

FFO and AFFO are non-GAAP financial measures within the meaning of the rules of the United States Securities and Exchange Commission (“SEC”). The Company considers FFO and AFFO to be important supplemental measures of its operating performance and believes FFO is frequently used by securities analysts, investors, and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. In accordance with the National Association of Real Estate Investment Trusts’ (“NAREIT”) definition, FFO means net income or loss computed in accordance with GAAP before noncontrolling interests of holders of OP units and LTIP units, excluding gains (or losses) from sales of property and extraordinary items, less preferred stock dividends, plus real estate-related depreciation and amortization (excluding amortization of debt issuance costs and above and below market lease amortization expense), and after adjustments for unconsolidated partnerships and joint ventures. Because FFO excludes real estate-related depreciation and amortization (other than amortization of debt issuance costs and above and below market lease amortization expense), the Company believes that FFO provides a performance measure that, when compared period-over-period, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest expense, providing perspective not immediately apparent from the closest GAAP measurement, net income or loss.

AFFO is a non-GAAP measure used by many investors and analysts to measure a real estate company’s operating performance by removing the effect of items that do not reflect ongoing property operations. Management calculates AFFO by modifying the NAREIT computation of FFO by adjusting it for certain cash and non-cash items and certain recurring and non-recurring items. For the Company these items include: (a) recurring acquisition and disposition costs, (b) loss on the extinguishment of debt, (c) recurring straight line deferred rental revenue, (d) recurring stock-based compensation expense, (e) recurring amortization of above and below market leases, (f) recurring amortization of debt issuance costs, (g) recurring lease commissions, and (h) other items.

Management believes that reporting AFFO in addition to FFO is a useful supplemental measure for the investment community to use when evaluating the operating performance of the Company on a comparative basis.

EBITDAre and Adjusted EBITDAre

We calculate EBITDAre in accordance with standards established by NAREIT and define EBITDAre as net income or loss computed in accordance with GAAP plus depreciation and amortization, interest expense, gain or loss on the sale of investment properties, and impairment loss, as applicable.

We define Adjusted EBITDAre as EBITDAre plus non-cash stock compensation expense, non-cash intangible amortization related to above and below market leases, preacquisition expense and other normalizing items. Management considers EBITDAre and Adjusted EBITDAre important measures because they provide additional information to allow management, investors, and our current and potential creditors to evaluate and compare our core operating results and our ability to service debt.

RENT COVERAGE RATIO

For purposes of calculating our portfolio weighted-average EBITDARM coverage ratio (“Rent Coverage Ratio”), we excluded credit-rated tenants or their subsidiaries for which financial statements were either not available or not sufficiently detailed. These ratios are based on latest available information only. Most tenant financial statements are unaudited and we have not independently verified any tenant financial information (audited or unaudited) and, therefore, we cannot assure you that such information is accurate or complete. Certain other tenants (approximately 16% of our portfolio) are excluded from the calculation due to (i) lack of available financial information, (ii) small tenant size, or (iii) receipt of significant COVID-19 relief funds that may cause reported coverage to differ materially from underlying performance. Additionally, our Rent Coverage Ratio adds back physician distributions and compensation. Management believes all adjustments are reasonable and necessary.

ANNUALIZED BASE RENT

Annualized base rent represents monthly base rent for most recent month or month of acquisition, multiplied by 12 (or actual NOI where more reflective of property performance). Accordingly, this methodology produces an annualized amount as of a point in time but does not take into account future contractual rental rate increases. Additionally, properties that are accounted for on a cash-collected basis are not included in annualized base rent.

CAPITALIZATION RATE

The capitalization rate (“cap rate”) for an acquisition is calculated by dividing current Annualized Base Rent by contractual purchase price. For the portfolio capitalization rate, certain adjustments, including for subsequent capital invested, are made to the contractual purchase price.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is the Company’s intent that any such statements be protected by the safe harbor created thereby. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "plan," "predict," "project," "will," "continue" and other similar terms and phrases, including references to assumptions and forecasts of future results. Except for historical information, the statements set forth herein including, but not limited to, any statements regarding our earnings, our liquidity, our tenants’ ability to pay rent to us, expected financial performance (including future cash flows associated with new tenants or the expansion of current properties), future dividends or other financial items; any other statements concerning our plans, strategies, objectives and expectations for future operations, and future portfolio occupancy rates, our pipeline of acquisition opportunities and expected acquisition activity, including the timing and/or successful completion of any acquisitions and expected rent receipts on these properties, our expected disposition activity, including the timing and/or successful completion of any dispositions and the expected use of proceeds therefrom, and any statements regarding future economic conditions or performance are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties. Although the Company believes that the expectations, estimates and assumptions reflected in its forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of the Company’s forward-looking statements. Additional information concerning us and our business, including additional factors that could materially and adversely affect our financial results, include, without limitation, the risks described under Part I, Item 1A - Risk Factors, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and in our other filings with the SEC. You are cautioned not to place undue reliance on forward-looking statements. The Company does not intend, and undertakes no obligation, to update any forward-looking statement.

Investor Relations Contact:

Stephen Swett

stephen.swett@icrinc.com

203.682.8377

GLOBAL MEDICAL REIT INC.

Condensed Consolidated Balance Sheets

(unaudited, and in thousands, except par values)

	As of
	June 30, 2022	December 31, 2021
Assets
Investment in real estate:
Land	$165,045	$152,060
Building	1,049,876	985,091
Site improvements	20,805	19,021
Tenant improvements	62,500	58,900
Acquired lease intangible assets	146,339	127,931
	1,444,565	1,343,003
Less: accumulated depreciation and amortization	(172,006)	(143,255)
Investment in real estate, net	1,272,559	1,199,748
Cash and cash equivalents	5,873	7,213
Restricted cash	8,327	5,546
Tenant receivables, net	6,189	6,070
Due from related parties	337	163
Escrow deposits	7,708	5,957
Deferred assets	27,731	25,417
Derivative asset	16,583	1,236
Goodwill	5,903	5,903
Other assets	6,056	6,232
Total assets	$1,357,266	$1,263,485

Liabilities and Equity
Liabilities:
Credit Facility, net of unamortized debt issuance costs of $7,113 and $8,033 at June 30, 2022 and December 31, 2021, respectively	$602,987	$514,567
Notes payable, net of unamortized debt issuance costs of $530 and $607 at June 30, 2022 and December 31, 2021, respectively	56,687	57,162
Accounts payable and accrued expenses	11,922	10,344
Dividends payable	15,926	15,668
Security deposits	5,304	4,540
Derivative liability	—	7,790
Other liabilities	7,428	7,709
Acquired lease intangible liability, net	7,903	8,128
Total liabilities	708,157	625,908
Commitments and Contingencies
Equity:
Preferred stock, $0.001 par value, 10,000 shares authorized; 3,105 issued and outstanding at June 30, 2022 and December 31, 2021, respectively (liquidation preference of $77,625 at June 30, 2022 and December 31, 2021, respectively)	74,959	74,959
Common stock, $0.001 par value, 500,000 shares authorized; 65,518 shares and 64,880 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	66	65
Additional paid-in capital	722,074	711,414
Accumulated deficit	(179,614)	(157,017)
Accumulated other comprehensive income (loss)	16,527	(6,636)
Total Global Medical REIT Inc. stockholders' equity	634,012	622,785
Noncontrolling interest	15,097	14,792
Total equity	649,109	637,577
Total liabilities and equity	$1,357,266	$1,263,485

GLOBAL MEDICAL REIT INC.

Condensed Consolidated Statements of Operations

(unaudited, and in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue
Rental revenue	$33,679	$28,200	$65,530	$55,525
Other income	18	61	42	85
Total revenue	33,697	28,261	65,572	55,610

Expenses
General and administrative	4,336	4,285	8,534	8,667
Operating expenses	6,000	3,303	11,372	6,991
Depreciation expense	9,898	8,292	19,300	16,140
Amortization expense	4,138	3,135	7,915	6,140
Interest expense	5,401	5,020	10,202	10,057
Preacquisition expense	90	62	130	128
Total expenses	29,863	24,097	57,453	48,123

Net income	$3,834	$4,164	$8,119	$7,487
Less: Preferred stock dividends	(1,455)	(1,455)	(2,911)	(2,911)
Less: Net income attributable to noncontrolling interest	(143)	(156)	(313)	(268)
Net income attributable to common stockholders	$2,236	$2,553	$4,895	$4,308

Net income attributable to common stockholders per share – basic and diluted	$0.03	$0.04	$0.07	$0.08

Weighted average shares outstanding – basic and diluted	65,507	61,194	65,405	56,956

Global Medical REIT Inc.

Reconciliation of Net Income to FFO and AFFO

(unaudited, and in thousands, except per share and unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Net income	$3,834	$4,164	$8,119	$7,487
Less: Preferred stock dividends	(1,455)	(1,455)	(2,911)	(2,911)
Depreciation and amortization expense	14,008	11,399	27,160	22,225
FFO	$16,387	$14,108	$32,368	$26,801
Amortization of above market leases, net	315	85	514	145
Straight line deferred rental revenue	(1,032)	(1,374)	(2,227)	(2,778)
Stock-based compensation expense	1,289	1,612	2,576	3,327
Amortization of debt issuance costs and other	514	505	1,029	930
Preacquisition expense	90	62	130	128
AFFO	$17,563	$14,998	$34,390	$28,553

Net income attributable to common stockholders per share – basic and diluted	$0.03	$0.04	$0.07	$0.08
FFO per share and unit	$0.24	$0.22	$0.47	$0.44
AFFO per share and unit	$0.25	$0.23	$0.49	$0.47

Weighted Average Shares and Units Outstanding – basic and diluted	69,698	65,113	69,485	60,705

Weighted Average Shares and Units Outstanding:
Weighted Average Common Shares	65,507	61,194	65,405	56,956
Weighted Average OP Units	1,668	1,753	1,670	1,759
Weighted Average LTIP Units	2,523	2,166	2,410	1,990
Weighted Average Shares and Units Outstanding – basic and diluted	69,698	65,113	69,485	60,705

Global Medical REIT Inc.

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre

(unaudited, and in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Net income	$3,834	$4,164	$8,119	$7,487
Interest expense	5,401	5,020	10,202	10,057
Depreciation and amortization expense	14,036	11,427	27,215	22,280
EBITDAre	$23,271	$20,611	$45,536	$39,824
Stock-based compensation expense	1,289	1,612	2,576	3,327
Amortization of above market leases, net	315	85	514	145
Preacquisition expense	90	62	130	128
Adjusted EBITDAre	$24,965	$22,370	$48,756	$43,424